    As filed with the Securities and Exchange Commission on June 10, 1994

                                                   Registration No. 33-_________

________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D. C.
                   __________________________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                   __________________________________________

                            SOTHEBY'S HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

           Michigan                                       38-2478409
(State or other jurisdiction                  (I.R.S. Employer Identification
 of incorporation or organization)                         Number)

                           500 North Woodward Avenue
                                   Suite 100
                       Bloomfield Hills, Michigan  48304
                    (Address of principal executive offices)

                SOTHEBY'S HOLDINGS, INC. 1987 STOCK OPTION PLAN
                            (Full title of the plan)

                   __________________________________________

                              Kevin A. Bousquette
                              c/o Sotheby's, Inc.
                                1334 York Avenue
                           New York, New York  10021
                                (212)  606-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                      CALCULATION OF REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------------
                                                        Proposed            Proposed
                                                        maximum             maximum
Title of securities         Amount to be            offering price per      aggregate            Amount of
 to be registered            registered                 share (2)         offering price      registration fee
- ---------------------------------------------------------------------------------------------------------------
 Class B Common
 Stock (1)               4,000,000 (1)                  $12.44            $49,760,000         $17,158.62

- ---------------------------------------------------------------------------------------------------------------

(1) Freely convertible, at the holder's option, on a share for share basis, into Class A Limited Voting Common Stock.

(2) Computed, pursuant to Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Class A Limited Voting Common Stock as reported on the New York Stock Exchange Composite Tape on June 8, 1994.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference and made a part hereof:

         (a) the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 ("the Exchange Act"); and

         (b) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referenced in (a) above.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Dividends

         With respect to the dividend rights of the Registrant's capital stock, each share of Class B Common Stock, par value $0.10 per share (the "Class B Common Stock"), and Class A Limited Voting Common Stock (the "Class A Common Stock") is entitled to dividends if, as, and when declared by the Board of Directors of the Registrant. Under the Michigan Business Corporation Act, the Registrant may not declare and pay dividends (other than in shares of its capital stock) if, after the dividend (a) the Registrant would not be able to pay its debts as they become due or (b) the Registrant's total assets would be less than its total liabilities plus the amount that would be needed to satisfy the preferential rights of holders of the Registrant's preferred stock if the Registrant were to be dissolved at the time of the dividend. Any dividend that may be declared and payable in cash, capital stock of the Registrant (other than Class A Common Stock or Class B Common Stock), or other property will be paid equally on the Class A Common Stock and the Class B Common Stock. If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, the Registrant must also make an equal and simultaneous dividend or distribution on the Class B Common Stock payable in shares of Class B Common Stock. If a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the Registrant must also make an equal and simultaneous dividend or distribution on the Class A Common Stock payable in shares of Class A Common Stock.

Voting Rights

         Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on all matters submitted to a vote of the shareholders. Except as described below, the Class A Common Stock and the Class B

Common Stock vote together as a single class on all matters presented for a vote of the shareholders. The holders of a majority of the outstanding shares of Class A Common Stock or Class B Common Stock, voting as separate classes, must approve certain amendments to the Articles of Incorporation that adversely affect the shares of their class.

         So long (and only for so long) as the principal United States stock exchange on which the Class A Common Stock is listed requires that the holders of the Class A Common Stock, voting separately as a class, have the right to elect 25% of the Company's Directors, the holders of the Class A Common Stock will be entitled to elect 25% of the Company's Directors, rounded up in each instance when necessary so that the holders of the Class A Common Stock, voting separately as a class, elect not less than 25% of the Company's Directors, and the holders of the Class B Common Stock, voting separately as a class, will elect the remaining 75% of the Directors, rounded down in each instance when the number of Directors elected by the holders of Class A Common Stock is rounded up. At any time that the holders of Class A Common Stock have the right to elect 25% of the Company's Directors, if the number of outstanding shares of Class B Common Stock falls below 12.5% of the aggregate number of outstanding shares of Class A and Class B Common Stock, then the holders of Class A and Class B Common Stock will vote together as a single class to elect the remaining 75% of the Company's Directors. The Class A Common Stock is listed on the New York Stock Exchange, which currently requires such class voting rights.

         Shares of Class A Common Stock and Class B Common Stock do not have cumulative voting rights.

Terms of Conversion

         Each share of Class B Common Stock is convertible at any time, at the option of and without cost to the shareholder, into one share of Class A Common Stock, upon surrender of the certificate or certificates evidencing the Class B Common Stock to be converted. If at any time (i) the outstanding shares of Class B Common Stock represent less than 50% of the voting power of the aggregate number of issued and outstanding shares of Class A Common Stock and Class B Common Stock, or (ii) the Board of Directors and the holders of a majority of the outstanding shares of Class B Common Stock approve the conversion of all of the Class B Common Stock into Class A Common Stock, then each outstanding share of Class B Common Stock shall be converted automatically into one share of Class A Common Stock without any action by the holder. In the event of an automatic conversion, certificates formerly representing outstanding shares of Class B Common Stock will thereafter be deemed to represent an equal number of shares of Class A Common Stock.

Restrictions on Transfers on Class B Common Stock

         The issuance and transfer of the Class B Common Stock is generally restricted by the Company's Articles of Incorporation to Permitted Owners (as defined therein) consisting, in general, of the following:

         1. A. Alfred Taubman, Judith Taubman, Henry Ford II, Max M. Fisher, Emilio Gioia, Alfred C. Clark, Milton Petrie, Leslie
                 H. Wexner, Ann Getty, Ambassador Earl E. T. Smith, Alexis Gregory, William Pitt, and David Metcalf (each, an "Original Holder");

         2. the descendants, spouses, descendants of spouses, spouses of descendants, estates, and affiliates of any Original Holder, including affiliated entities so long as they remain affiliates of an Original Holder, and any trust for the sole benefit of any Original Holder or any of the foregoing individuals;

         3. employees of the Company or of any entity controlled by the Company, for so long as they remain employees of the Company or such controlled entity (the Company and such controlled entities are hereinafter sometimes collectively referred to as the "Controlled Group");

         4. any pension, profit-sharing, or other employee benefit plan maintained by a person within the Controlled Group;

         5. any person receiving shares of Class B Common Stock pursuant to the exercise of a stock option granted by the Company in connection with a stock option plan adopted by the Company or by any company within the Controlled Group; and

         6.      the Company.

         Shares of Class B Common Stock are freely transferrable among Permitted Owners; however, if at any time a Permitted Owner ceases to be a Permitted Owner, then each share of Class B Common Stock owned by such former Permitted Owner will be automatically converted into one share of Class A Common Stock. Shares of Class B Common Stock may not be transferred to non-Permitted Owners except in blocks constituting at least 1% of the then issued and outstanding shares of Class B Common Stock and then only after complying with the first offer procedure described in the Company's Articles of Incorporation. Permitted Owners may aggregate their shares in order to meet the 1% minimum.

         Any shares of Class B Common Stock transferred in accordance with the first offer procedure, regardless of whether the transferror is the Company or any other person, and any shares of Class B Common Stock acquired by the Company in any manner become shares of Unrestricted Class B Common Stock and may thereafter be freely transferred without any restrictions, other than such restrictions as may be agreed to by the owner of such shares or as may be imposed by federal or state securities laws and regulations.

Liquidation Rights

         In the event of the liquidation, dissolution, or winding up of the Company, holders of the shares of Class A Common Stock and Class B Common Stock are entitled to share equally, share for share, in the assets available for distribution.

Other Rights

         No shareholder of the Company has preemptive or other rights to subscribe for additional shares of the Company.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

ITEM 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       The Company's Articles of Incorporation require the Company to indemnify its Directors (including directors of subsidiaries) (and give the Company authority to indemnify its officers (including officers of subsidiaries), subject to their satisfying certain standards of conduct) for expenses, judgments, fines, or amounts paid in settlement of civil, criminal, administrative, and investigative suits or proceedings, including those involving alleged violations of the Securities Act of 1933 (the "Act"). In addition, the Company's Articles of Incorporation limit the liability of the Company's Directors to the Company or its shareholders for monetary damages for breach of the Directors' fiduciary duties. In addition, the Company maintains directors' and officers' liability insurance that, under certain circumstances, would cover alleged violations of the Act.

ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED.

       Not applicable.

ITEM 8.          EXHIBITS.

       The following Exhibits are being filed with this Registration
       Statement:

                 5 Opinion of Miro Miro & Weiner, counsel to the Registrant, as to the legality of the shares.

                 23(a)       Consent of Deloitte & Touche.

                 23(b)       Consent of Miro Miro & Weiner (included in
                             Exhibit 5).

                 24          Powers of Attorney.

ITEM 9.          UNDERTAKINGS.

       (a)       the undersigned Registrant hereby undertakes:

                 (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                 (3) to remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 10th day of June, 1994.

                                     SOTHEBY'S HOLDINGS, INC.

                                     By:  /S/DIANA D. BROOKS
                                          Diana D. Brooks, President and Chief
                                          Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               Signature                                        Title                               Date
               ---------                                        -----                               ----

                    *                                   Chairman of the Board                   June 10, 1994
- -----------------------------------------------
A. Alfred Taubman

                    *                                 Vice Chairman of the Board                June 10, 1994
- -----------------------------------------------
Max M. Fisher

/S/DIANA D. BROOKS                               President, Chief Executive Officer,            June 10, 1994
- -----------------------------------------------            and Director
Diana D. Brooks

/S/KEVIN A. BOUSQUETTE                                Senior Vice President and                 June 10, 1994
- -----------------------------------------------        Chief Financial Officer
Kevin A. Bousquette

/S/THOMAS GANNALO                                      Vice President and Chief                 June 10, 1994
- -----------------------------------------------           Accounting Officer
Thomas Gannalo

                    *                                          Director                         June 10, 1994
- -----------------------------------------------
Michael L. Ainslie

                    *                                          Director                         June 10, 1994
- -----------------------------------------------
Viscount Blakenham

                    *                                          Director                         June 10, 1994
- -----------------------------------------------
Lord Camoys

                    *                                          Director                         June 10, 1994
- -----------------------------------------------
Walter J. P. Curley

                    *                                          Director                         June 10, 1994
- -----------------------------------------------
The Rt. Hon. The Earl of Gowrie

                    *                                          Director                         June 10, 1994
- -----------------------------------------------
R. Julian de la M. Thompson

                    *                                          Director                         June 10, 1994
- -----------------------------------------------
Leslie H. Wexner

*By:    /S/KEVIN A. BOUSQUETTE
        ------------------------
        Kevin A. Bousquette
        Attorney-in-Fact

                            SOTHEBY'S HOLDINGS, INC.

                                 EXHIBIT INDEX



                                                                                                        Sequential
        Exhibit                                 Title of Exhibit                                       Page Number
        -------                                 ----------------                                       -----------


         5                  Opinion of Miro Miro & Weiner, counsel to the Registrant,
                            as to the legality of the shares.

         23(a)              Consent of Deloitte & Touche.

         23(b)              Consent of Miro Miro & Weiner (included in Exhibit 5).

         24                 Powers of Attorney.